Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Eagle Pharmaceuticals, Inc.

Woodcliff Lake, New Jersey

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 7, 2020, relating to the consolidated financial statements of Eagle Pharmaceuticals, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ BDO USA, LLP
Woodbridge, New Jersey

March 25, 2022